Notes to Unaudited Pro Forma Combined Financial Statements for the six months ended June 30, 2005

1.	Basis of Presentation

The unaudited Pro Forma combined financial statements present the Pro Forma combined financial position and results of operations of the companies based upon historical and projected financial information after giving effect to the merger of ZIOPHARM, Inc. (ZIOPHARM) with and into ZIO Acquisition Corp. (ZIO Acquisition) a wholly owned subsidiary of EasyWeb, Inc. (EasyWeb). The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Financial Statements, to give effect to the merger, as if it had been completed on June 30, 2005 for balance sheet purposes and for January 1, 2005 for the statement of operations.

The unaudited Pro Forma combined financial statements are based on the balance sheets of the following:

a)	EasyWeb at June 30, 2005 (unaudited).

b)	ZIOPHARM, Inc. at June 30, 2005 (unaudited)

The unaudited Pro Forma combined financial statements included the statements of operations for the following:

a)	EasyWeb for the six months ended at June 30, 2005 (unaudited).

b)	ZIOPHARM, Inc. for the six months ended June 30, 2005 (unaudited)

The unaudited Pro Forma combined financial statements are not necessarily indicative of the actual results that would have occurred had the merger occurred on the dates indicated and not necessarily indicative of future earnings or financial position.

This unaudited combined Pro Forma information should be read in conjunction with the annual audited financial statements of EasyWeb as of and for the year ended December 31, 2004 included in EasyWeb’s Annual Report on From 10-KSB and the quarterly report of EasyWeb on Form 10-QSB for the quarter ended June 30, 2005. In addition, this unaudited combined Pro Forma information should be read in conjunction with the audited financial statements of ZIOPHARM, Inc. as of December 31, 2004 and for the year then ended, included as an Exhibit 99.2 in this Current Report on Form 8-K.

2.	Pro Forma Adjustments

The unaudited combined financial statements include the following Pro Forma adjustments:

A)
In connection with the merger, ZIO Acquisition will merge with and into ZIOPHARM with ZIOPHARM remaining as the surviving corporation and a wholly owned subsidiary of EasyWeb, Inc. following the merger. In exchange for the shares of ZIOPHARM, Inc. capital stock, the holders of ZIOPHARM Common Stock and ZIOPHARM Preferred Stock received a number of shares of common stock, $.001 par value per share of EasyWeb, Inc. such that upon completion of the Merger, ZIOPHARM’s current stockholders will hold approximately 97.4% of the outstanding EasyWeb Common Stock on a fully-diluted basis. In order that ZIOPHARM, Inc. stockholders obtain such percentage of the EasyWeb Common stock following the merger, each holder of the ZIOPHARM Common Stock will receive approximately .50097 (the “Exchange Ratio”) shares of EasyWeb’s Common stock (subject to appropriate adjustment as provided for in the merger agreement) for each share of ZIOPHARM Common Stock held by such holder immediately prior to the Merger, and each holder of ZIOPHARM Preferred Stock will receive the number of shares of EasyWeb’s Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of ZIOPHARM Common Stock into which shares of the holder’s ZIOPHARM Preferred Stock are convertible immediately prior to the Merger.

B)	In connection with the merger, EasyWeb will cease all of its remaining operations, if any, and will adopt and continue implementing the business plan of ZIOPHARM.

C)
In connection with the merger, the current officers and directors of EasyWeb, Inc. will resign, and the current officers and directors of ZIOPHARM, Inc. will be appointed officers and directors of EasyWeb. In connection with the merger, EasyWeb changed its name to ZIOPHARM Oncology, Inc.

D)	The acquisition has been accounted for as a reverse merger of ZIOPHARM with and into a shell company, with ZIOPHARM being the surviving company.

E)	In connection with the merger, ZIOPHARM, Inc. was to make certain payments not to exceed for $425,000.

F) As a public company, ZIOPHARM Oncology expects to incur, on a Pro Forma basis, professional fees (legal, accounting and transfer agent fees) and premium expense for directors and officers insurance of approximately $179,150 per year, or $44,787.50 per quarter.

ZIOPHARM Oncology, Inc.
(A Development Stage Enterprise)
Pro Forma Combined Balance Sheet
June 30, 2005
(Unaudited)

	EasyWeb, Inc.	ZIOPHARM, Inc.	Proforma Adjustments		ZIOPHARM Oncology, Inc. (C)
ASSETS
Current assets:
Cash and cash equivalents	$1,118	$13,259,983	$(425,000	)(E)	$12,836,101
Prepaid expenses and other current assets	—	257,217	—		257,217
Total current assets	1,118	13,517,200	(425,000)		13,093,318

Property and equipment, net	—	193,996	—		193,996

Deposits	—	56,032	—		56,032

	$1,118	$13,767,228	$(425,000)		$13,343,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,914	$448,593	$—		$458,507
Accrued expenses	—	993,047	—		993,047
Total current liabilities	9,914	1,441,640	—		1,451,554

Commitments and contingencies

Stockholders' equity:
Convertible preferred stock	—	15,076,733	(15,076,733	)(A)	(0)
Convertible preferred stock warrants	—	1,682,863	(1,682,863	)(A)	—
Common stock	183,613	5,513	(181,968	)(A)	7,158
Additional paid-in capital	118,353	5,697,603	16,630,802	(A)	22,446,758
Deficit accumulated during the development stage	(310,762)	(10,137,124)	(114,238	)(A)(D)	(10,562,124)
Total stockholders' equity	(8,796)	12,325,588	(425,000)		11,891,792

	$1,118	$13,767,228	$(425,000)		$13,343,346

Ziopharm Oncology, Inc.
(A Development Stage Enterprise)
Pro Forma Combined Statement of Operations Six Months ended June 30, 2005
(Unaudited)
	EasyWeb, Inc.	ZIOPHARM, Inc.	Pro Forma Adjustments		ZIOPHARM Oncology, Inc. Pro Forma
Research contract revenue	$—	$—	$—		$—

Operating expenses and other income:
Research and development, including
costs of research contracts	—	2,867,919	—		2,867,919
General and administrative	9,954	1,505,250	514,575	(E)(F)	2,029,779
Total operating expenses	9,954	4,373,169	514,575		4,897,698
Operating loss	(9,954)	(4,373,169)	(514,575)		(4,897,698)
Interest income	—	(83,479)	—		(83,479)
Net loss	$(9,954)	$(4,289,690)	$(514,575)		$(4,814,219)